Exhibit 8.1

___________, 2014

Bankwell Financial Group, Inc.

220 Elm Street

New Canaan, CT 06840

Attention: Peyton R. Patterson,

President and Chief Executive Officer

Re:	Tax Opinion / Merger between Bankwell Financial Group, Inc. and Quinnipiac Bank & Trust Company pursuant to Agreement and Plan of Merger Dated March 31, 2014

Ladies and Gentlemen:

This opinion is delivered to you in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated March 31, 2014, by and between Bankwell Financial Group, Inc. (“BWFG”), a Connecticut corporation, and Quinnipiac Bank & Trust Company (“QBT”), a Connecticut chartered bank and trust company. Pursuant to the Merger Agreement, QBT will merge with and into Bankwell Bank (the “Bank”), a Connecticut chartered stock bank and trust company and wholly owned subsidiary of BWFG, with the Bank surviving (the “Merger”).

Subject to the qualifications below, and in reliance upon the representations and assumptions described herein, we are of the opinion that the Merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as special counsel to BWFG and the Bank in the Merger. For purposes of rendering this opinion we have examined and relied upon: (a) the Merger Agreement, including the exhibits thereto; (b) the Registration Statement of BWFG on Form S-4 (the “Registration Statement”) to which this opinion is filed as an exhibit, and which includes the Proxy Statement/Prospectus of QBT; (c) the letters delivered to Hinckley, Allen & Snyder LLP containing certain representations of BWFG, the Bank, and QBT relevant to this opinion (the “Representation Letters”); and (d) such other documents as we consider relevant to our analysis. In addition, we have reviewed the form of opinion of counsel received by QBT from Luse Gorman Pomerenk & Schick PC with respect to the tax consequences of the proposed transaction (the “Luse Opinion”). In examining these documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that there will be, by the Effective Time of the Merger, due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have assumed that the Luse Opinion has been concurrently delivered and not withdrawn.

Bankwell Financial Group, Inc.

________________, 2014

We have assumed that all parties to the Merger Agreement (and to any other documents relied upon by us) have acted and will act in accordance with the terms of such documents. We have assumed that the Merger will be consummated at the Effective Time in accordance with applicable state law and pursuant to the terms and conditions set forth in the Merger Agreement and as described in the Registration Statement, without the waiver or modification of any such terms and conditions. We have assumed the Merger will qualify as a statutory merger under applicable state law.

We have assumed all representations, warranties, and statements made or agreed to by BWFG, the Bank and QBT and by their management, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (i) those set forth in the Agreement, (ii) those set forth in the Registration Statement, and (iii) those set forth in the Representation Letters, are, or will be, true, complete and accurate at all relevant times, and that any representation made in any of such documents “to the best of the knowledge and belief” of any party (or similar qualification) are correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.

We have not attempted to verify independently any representations made by BWFG, the Bank, and QBT, but in the course of our representation of BWFG and the Bank nothing has come to our attention that would cause us to question the accuracy thereof.

Bankwell Financial Group, Inc.

________________, 2014

The conclusions expressed herein represent our best judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and the rulings and guidance published by the Internal Revenue Service (“IRS”), all as in effect on the date of this opinion. No assurances can be given that such laws, rulings and guidance will not be amended or otherwise changed after the date hereof, or that such changes will not affect the opinions expressed herein. None of BWFG, the Bank or QBT has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. We undertake no responsibility to advise you of any developments after the date hereof in the application or interpretation of the income tax laws of the United States.

Our opinion represents our judgment as to how a court would decide the issues addressed herein, but our opinion is not binding upon either the IRS or upon any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS, or rejected by a court.

This opinion addresses only the specific United States federal income tax matter set forth above, and no other tax consequences. Without limitation, this opinion does not address the effect of the Merger as to any non-income tax (such as estate, gift, transfer, sales and use taxes), nor does this opinion address the income tax consequences of the Merger under any state, local or foreign tax laws. This opinion does not address any transaction other than the Merger. We express no opinion regarding the tax consequences of the Merger to those stockholders of QBT that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for QBT stock.

This opinion is being delivered to you solely for your use in connection with the Merger Agreement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933.

Bankwell Financial Group, Inc.

________________, 2014

Except as otherwise provided, any capitalized terms in this opinion not defined herein have the meanings set forth in the Merger Agreement (and the exhibits thereto) or in the Representation Letters.

Very truly yours,

Hinckley, Allen & Snyder LLP